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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

GRIFFON CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
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☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

GRIFFON CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
February 4, 2010

To our stockholders:

        An annual meeting of stockholders will be held at the offices of Dechert LLP, 1095 Avenue of the Americas, New York, New York 10036, on Thursday, February 4, 2010 beginning at 10:00 a.m. At the meeting, you will be asked to vote on the following matters:

  1.
  Election of four directors for a term of three years;

  2.
  Ratification of the selection by our Audit Committee of Grant Thornton LLP to serve as our independent registered public accounting firm for fiscal 2010; and

  3.
  Any other matters that properly come before the meeting.

        The above matters are set forth in the proxy statement attached to this notice to which your attention is directed.

        If you are a stockholder of record at the close of business on December 15, 2009, you are entitled to vote at the meeting or at any adjournment or postponement of the meeting.

        This year, we are pleased to be using the Securities and Exchange Commission rule that allows companies to furnish their proxy materials primarily over the Internet. As a result, a "Notice of Internet Availability of Proxy Materials" is first being mailed to most of our stockholders on or about December 21, 2009. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials and vote via the Internet. For those stockholders to whom we are required to deliver a paper copy of our proxy materials, this notice and proxy statement are first being mailed on or about December 21, 2009.

                      By Order of the Board of Directors,

                      PATRICK L. ALESIA
                      Secretary

Dated:  December 18, 2009
              New York, New York

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO SUBMIT YOUR PROXY AND VOTING INSTRUCTIONS VIA THE INTERNET OR BY TELEPHONE, OR, IF YOU RECEIVE A PAPER PROXY CARD AND VOTING INSTRUCTIONS BY MAIL, YOU MAY VOTE YOUR SHARES BY COMPLETING, SIGNING AND DATING THE PROXY CARD AND RETURNING IT IN THE ACCOMPANYING PRE-ADDRESSED POSTAGE-PAID ENVELOPE AS DESCRIBED ON THE ENCLOSED PROXY CARD. PLEASE REFER TO THE SECTION ENTITLED "HOW DO I VOTE" ON PAGE 2 OF THE PROXY STATEMENT FOR A DESCRIPTION OF THESE VOTING METHODS. YOU MAY REVOKE A PREVIOUSLY DELIVERED PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE ANNUAL MEETING.

GRIFFON CORPORATION
712 Fifth Avenue
New York, New York 10019

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
Thursday, February 4, 2010

        Our annual meeting of stockholders will be held on Thursday, February 4, 2010 at the offices of Dechert LLP, 1095 Avenue of the Americas, New York, New York 10036, at 10:00 a.m (the "Annual Meeting"). Our Board of Directors is soliciting your proxy to vote your shares of common stock at the Annual Meeting. This proxy statement, which was prepared by our management for the Board of Directors, contains information about the matters to be considered at the meeting or any adjournments or postponements of the meeting and is first being made available to stockholders on or about December 21, 2009.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD FEBRUARY 4, 2010

        This proxy statement and our 2009 Annual Report for the fiscal year ended September 30, 2009 are available on the Internet at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=03170.

ABOUT THE MEETING

What is the Notice of Internet Availability of Proxy Materials that I received in the mail this year instead of a full set of proxy materials?

        This year, we are pleased to be using the Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet, instead of mailing printed copies of those materials to all stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. These stockholders will instead receive a "Notice of Internet Availability of Proxy Materials" with instructions for accessing our proxy materials, including our proxy statement and 2009 Annual Report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how stockholders can obtain a paper copy of our proxy materials if they so choose. We believe this process will expedite stockholders' receipt of proxy materials, lower the costs of our Annual Meeting and conserve natural resources. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via email unless you change your election.

What is being considered at the meeting?

        You will be voting for:

  1.
  the election of four directors for a term of three years; and

  2.
  the ratification of the selection by our Audit Committee of Grant Thornton LLP to serve as our independent registered public accounting firm for fiscal 2010.

        We do not expect you to vote on any other matters at the meeting.

        In addition, our management will report on our performance during fiscal 2009 and respond to questions.

Who is entitled to vote at the meeting?

        You may vote if you owned stock as of the close of business on December 15, 2009. Each share of stock is entitled to one vote.

How do I vote?

        For stockholders whose shares are registered in their own names, as an alternative to voting in person at the Annual Meeting, you may vote via the Internet, by telephone or, for those stockholders who receive a paper proxy card in the mail, by mailing a completed proxy card. For those stockholders who receive a Notice of Internet Availability of Proxy Materials, the Notice of Internet Availability of Proxy Materials provides information on how to access your proxy card, which contains instructions on how to vote via the Internet or by telephone. For those stockholders who receive a paper proxy card, instructions for voting via the Internet or by telephone are set forth on the proxy card. Those stockholders who receive a paper proxy card and voting instructions by mail, and who elect to vote by mail, should sign and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials, and your shares will be voted at the Annual Meeting in the manner you direct.

        If your shares are registered in the name of a bank or brokerage firm (your record holder), you may also submit your voting instructions over the Internet or by telephone by following the instructions provided by your record holder in the Notice of Internet Availability of Proxy Materials. If you received printed copies of the proxy materials, you can submit voting instructions by telephone or mail by following the instructions provided by your record holder on the enclosed voting instructions card. Those who elect to vote by mail should complete and return the voting instructions card in the prepaid and addressed envelope provided. Stockholders who have elected to receive the proxy materials electronically will be receiving an email on or about December 21, 2009 with information on how to access stockholder information and instructions for voting.

        If your shares are registered in your own name, you have the right to vote in person at the Annual Meeting by using the ballot provided at the Annual Meeting, or if you requested and received printed copies of the proxy materials by mail, you can complete, sign and date the proxy card enclosed with the proxy materials you received and submit it at the Annual Meeting. If you hold shares through a bank or brokerage firm and wish to be able to vote in person at the Annual Meeting, you must obtain a "legal proxy" from your brokerage firm, bank or other holder of record and present it to the inspector of elections with your ballot at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance of the meeting as described above so that your vote will be counted if you later decide not to attend the Annual Meeting. Submitting your proxy or voting instructions in advance of the meeting will not affect your right to vote in person should you decide to attend the Annual Meeting.

Can I change my mind after I return my proxy?

        Yes, you may change your mind at any time before the vote is taken at the meeting. You may revoke or change a previously delivered proxy at any time before the Annual Meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to Griffon's Secretary at our principal executive offices before the beginning of the Annual Meeting. You may also revoke your proxy by attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a bank or brokerage firm, you must contact that bank or brokerage firm to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the Annual Meeting if you obtain a legal proxy as described above.

What if I return my proxy card but do not include voting instructions?

        Proxies that are signed and returned but do not include voting instructions will be voted FOR the election of the nominee directors, FOR the ratification of Grant Thornton LLP to serve as our independent registered public accounting firm and in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.

What does it mean if I receive more than one notice or proxy card?

        It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is American Stock Transfer & Trust Company and their telephone number is (212) 936-5100.

Will my shares be voted if I do not provide my proxy?

        If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy.

        Your shares may be voted under certain circumstances if they are held in the name of a brokerage firm. Brokerage firms generally have the authority to vote customers' unvoted shares on certain "routine" matters, including the ratification of accountants. At our meeting, these shares will be counted as voted by the brokerage firm in the ratification of accountants.

        Brokers are prohibited from exercising discretionary authority on non-routine matters, such as the election of directors, for beneficial owners who haven't returned proxies to the brokers (so-called "broker non-votes"). In the case of broker non-votes, and in cases where you abstain from voting on a matter when present at the meeting and entitled to vote, those shares will be counted for purposes of determining if a quorum is present.

How are shares in the Griffon Corporation Employee Stock Ownership Plan Voted?

        If you are a participant in the Griffon Corporation Employee Stock Ownership Plan (ESOP), you may vote the shares you own through the ESOP via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing a completed proxy card. Shares owned by participants through the ESOP may NOT be voted in person at the Annual Meeting.

        American Stock Transfer & Trust Company will tabulate the votes of participants for the ESOP. The results of the vote received from the ESOP participants will serve as voting instructions to Wachovia Bank, National Association, the trustee of the ESOP. The trustee will vote the shares as instructed by the ESOP participants. If a participant does not provide voting instructions, the trustee will vote the shares allocated to the participant's ESOP account in the same manner and proportions as those votes cast by other participants submitting timely voting instructions. American Stock Transfer & Trust Company will keep how you vote your shares confidential.

How many votes must be present to hold the meeting?

        Your shares are counted as present at the meeting if you attend the meeting and vote in person, if you properly submit your proxy or if your shares are registered in the name of a bank or brokerage firm and you do not provide voting instructions and such bank or broker casts a broker non-vote on the ratification of accountants. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of December 15, 2009 must be present at the meeting. This is referred to as a quorum. On December 15, 2009, there were 61,459,122 shares of common stock outstanding and entitled to vote.

What vote is required to elect directors?

        Directors are elected by a plurality of the votes cast. Shares not voted will have no effect on the vote for election of directors.

What vote is required to ratify the selection by our Audit Committee of Grant Thornton LLP as our independent registered public accounting firm?

        The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote on the item will be required for approval. An abstention will be counted as a vote against this proposal and broker non-votes will have no effect on the vote.

 PROPOSAL 1 — ELECTION OF DIRECTORS

        Our certificate of incorporation provides for a Board of Directors consisting of not less than twelve nor more than fourteen directors, classified into three classes as nearly equal in number as possible, with no class containing less than four directors, whose terms of office expire in successive years. Our Board of Directors now consists of fourteen directors as set forth below.

Class III (To Serve Until the Annual Meeting of Stockholders in 2010)	Class I (To Serve Until the Annual Meeting of Stockholders in 2011)	Class II (To Serve Until the Annual Meeting of Stockholders in 2012)
Henry A. Alpert(1)(2)(4)	Bertrand M. Bell(2)	Harvey R. Blau(5)
Blaine V. Fogg(3)(5)	Rear Admiral Robert G.	Gerald J. Cardinale(5)
Rear Admiral Clarence A. Hill, Jr.*	Harrinson (USN Ret.)(2)(4)	Bradley J. Gross(5)
(USN Ret.)(2)(3)	Ronald J. Kramer(5)	General Donald J. Kutyna
William H. Waldorf(1)(4)	Martin S. Sussman(1)(3)(4)	(USAF Ret.)
Joseph J. Whalen(1)(3)		James A. Mitarotonda

*
Rear Admiral Clarence A Hill, Jr. will be retiring from the Board of Directors effective as of the conclusion of the election of directors at our 2010 Annual Meeting and accordingly is not being nominated for re-election.

(1)
Member of Audit Committee.

(2)
Member of Compensation Committee.

(3)
Member of Nominating and Corporate Governance Committee.

(4)
Member of Succession Committee.

(5)
Member of Finance Committee.

        Henry A. Alpert, Blaine V. Fogg, William H. Waldorf and Joseph J. Whalen, directors in Class III, are nominated for election at this Annual Meeting of stockholders to hold office until the annual meeting of stockholders in 2013, or until their successors are chosen and qualified. Rear Admiral Clarence A. Hill, Jr. will be retiring from the Board of Directors effective as of the conclusion of the election of directors at our 2010 Annual Meeting and accordingly is not being nominated for re-election. Joseph J. Whalen has been moved from Class I to Class III in order to maintain a number of directors in each class as nearly equal as possible and has been nominated for election at the Annual Meeting. Accordingly, following the election, our Board of Directors will consist of thirteen directors.

        Unless you indicate otherwise, shares represented by executed proxies in the form enclosed will be voted for the election as directors of the aforesaid nominees (each of whom is now a director) unless any such nominee shall be unavailable, in which case such shares will be voted for a substitute nominee designated by the Board of Directors. We have no reason to believe that any of the nominees will be unavailable or, if elected, will decline to serve.

Nominee Biographies

        Mr. Henry A. Alpert (age 62) has been a director since 1995. Mr. Alpert has been President of Spartan Petroleum Corp., a real estate investment firm and a distributor of petroleum products, for more than the past five years. Mr. Alpert is also a director of Boyar Value Fund, a mutual fund.

        Mr. Blaine V. Fogg (age 69) has been a director since May 2005. Mr. Fogg is a corporate and securities lawyer concentrating in mergers and acquisitions and other business transactions. From 1972 to 2004, Mr. Fogg was a partner at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP. Since 2004, Mr. Fogg is Of Counsel to the law firm. Since July 1, 2009, Mr. Fogg has been President of The Legal Aid Society of New York.

        Mr. William H. Waldorf (age 71) has been a director since 1963. He has been President of Landmark Capital, LLC, an investment firm, for more than the past five years.

        Mr. Joseph J. Whalen (age 78) has been a director since 1999. Mr. Whalen graduated from St. Peter's College, is a CPA and was a partner at Arthur Andersen LLP for more than five years prior to his retirement in 1994.

Standing Director Biographies

        Mr. Harvey R. Blau (age 74) has been Chairman of the Board since 1983 and was our Chief Executive Officer from 1983 through March 2008. Mr. Blau was Chairman of the Board and Chief Executive Officer of Aeroflex Incorporated, a diversified manufacturer of electronic components and test equipment, for more than five years through August 2007 when such company was sold.

        Dr. Bertrand M. Bell (age 80) has been a director since 1976. Dr. Bell has been Professor of Medicine at Yeshiva University Albert Einstein College of Medicine for more than the past five years and was appointed Distinguished Professor in September 1992.

        Mr. Gerald J. Cardinale (age 42) has been a director since September 2008. Since 2002, Mr. Cardinale has been a Managing Director of the Principal Investment Area of Goldman, Sachs & Co., a leading global investment banking, securities and investment management firm. Mr. Cardinale also serves on the board of directors of Cequel Communications, LLC, a dominant provider of cable television services in certain U.S. territories, CW Media Holdings, Inc., an operator of specialty broadcast television channels in Canada, and Sensus Metering Systems, Inc., a provider of advanced metering technologies.

        Mr. Bradley J. Gross (age 36) has been a director since September 2008. Mr. Gross is a Managing Director in the Principal Investment Area of Goldman, Sachs & Co., a position he has held since 2007. From 2003 to 2007, he was a vice president at Goldman, Sachs & Co. Mr. Gross also serves on the board of directors of Aeroflex, Inc., a leading worldwide provider of highly specialized test and measurement equipment and microelectronic solutions, Capmark Financial Group Inc., a diversified holding company that provides financial services to investors in commercial real estate-related assets, Cequel Communications LLC, a dominant provider of cable television services in certain U.S. territories, and various other private companies in which Goldman, Sachs & Co. is an investor.

        Rear Admiral Robert G. Harrison (USN Ret.) (age 73) has been a director since February 2004. He was an officer in the United States Navy for more than thirty-five years prior to his retirement in 1994. Since retirement, Rear Admiral Harrison has been a consultant for various defense systems companies in the areas of acquisition, support and program management. Rear Admiral Harrison is also a director for Indra Systems, a company engaged in the manufacture and support of training and simulation systems and automatic test equipment.

        Mr. Ronald J. Kramer (age 51) has been our President since February 2009, Chief Executive Officer since April 2008, a director since 1993 and Vice Chairman of the Board since November 2003. From 2002 through March 2008, Mr. Kramer served as President and as a director of Wynn Resorts, Ltd., a developer, owner and operator of hotel and casino resorts. From 1999 to 2001, he was a Managing Director at Dresdner Kleinwort Wasserstein, an investment banking firm, and at its predecessor Wasserstein Perella & Co. Mr. Kramer is also a member of the Board of Directors of Leap Wireless International, Inc., a wireless communications company, Sapphire Industrials Corp., a blank check company, and Monster Worldwide, Inc., a global provider of career solutions. Mr. Kramer is the son-in-law of Mr. Harvey R. Blau, our Chairman of the Board.

        General Donald J. Kutyna (USAF Ret.) (age 76) has been a director since August 2005. He was an officer in the United States Air Force for over thirty-five years prior to his retirement in 1992. General Kutyna had been commander in chief of the North American Aerospace Defense Command, commander in chief of the U.S. Space Command and commander of the U.S. Air Force Space Command. During his tenure in the U.S. Air Force, General Kutyna served as Chairperson of the Accident Analysis Panel of the Presidential Commission on the Space Shuttle Challenger Accident. General Kutyna was Vice President, Space Technology, of Loral Space & Communications Ltd., a leading satellite communications company, from 1993 to 1996, and again from 1999 to 2004. He also served as Vice President, Advanced Space Systems, for Lockheed Martin Corporation, a company principally engaged in the research, design, development, manufacture and integration of advanced technology systems, products and services, from 1996 to 1999. From September 2004 through 2008, General Kutyna has served as a part-time consultant to Loral Space & Communications Ltd.

        Mr. James A. Mitarotonda (age 55) has been a director since November 2007. He is the Chairman of the Board, Chief Executive Officer and President of Barington Capital Group, L.P., an investment firm that he co-founded in November 1991. Mr. Mitarotonda is also the Chairman of the Board, President and Chief Executive Officer of Barington Companies Investors, LLC, the general partner of Barington Companies Equity Partners, L.P., a small and mid-capitalization value fund. In addition, he is the Chairman of the Board, President and Chief Executive Officer of Barington Offshore Advisors II, LLC, the investment advisor of Barington Companies Offshore Fund, Ltd., a small and mid-capitalization value fund. Mr. Mitarotonda served as the President and Chief Executive Officer of Dynabazaar, Inc. from May 2006 until April 2007 and January 2004 until December 2004. Mr. Mitarotonda also served as Co-Chief Executive Officer and Co-Chairman of L Q Corporation, Inc. from April 2003 until May 2004 and as its sole Chief Executive Officer from May 2004 until October 2004. Mr. Mitarotonda serves on the board of directors of A. Schulman, Inc., a company engaged in the sale of plastic resins, The Pep Boys—Manny, Moe and Jack, an automotive retail and service chain, and Sielox, Inc., an integrated video surveillance and access control solutions company.

        Mr. Martin S. Sussman (age 72) has been a director since 1989. He has been a practicing attorney in the State of New York since 1961, and has been a member of the law firm of Seltzer, Sussman, Habermann & Heitner for more than the past five years.

CORPORATE GOVERNANCE

Director Independence

        The Board of Directors has determined that each of Messrs. Alpert, Bell, Cardinale, Gross, Fogg, Harrison, Hill, Kutyna, Mitarotonda, Sussman, Waldorf and Whalen are independent under New York Stock Exchange Rule 303A. The Board of Directors affirmatively determined that no director (other than Ronald J. Kramer and Harvey R. Blau) has a material relationship with the company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the company.

        We currently have the following standing committees: the Audit Committee, the Compensation Committee, the Finance Committee, the Nominating and Corporate Governance Committee and the Succession Committee. Other than the Finance Committee, all of the standing committees of the Board of Directors are composed entirely of independent directors.

Committee Membership, Meetings and Attendance

        During the fiscal year ended September 30, 2009, there were:

  •
  six meetings of the Board of Directors;

  •
  five meetings of the Audit Committee;

  •
  nine meetings of the Compensation Committee;

  •
  one meeting of the Finance Committee;

  •
  one meeting of the Nominating and Corporate Governance Committee; and

  •
  no meetings of the Succession Committee.

        Each director who was a director in fiscal 2009 attended or participated in at least 75% of the meetings of the Board of Directors and his respective committees held during our fiscal year ended September 30, 2009.

        We encourage all of our directors to attend our annual meetings of stockholders. All of our current directors, who were directors at such time, attended last year's annual meeting of stockholders.

Board Committees

        We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the "Exchange Act"). Our Audit Committee is involved in discussions with management and our independent registered public accounting firm with respect to financial reporting and our internal accounting controls. The Audit

Committee has the sole authority and responsibility to select, evaluate and replace our independent registered public accounting firm. The Audit Committee must pre-approve all audit engagement fees and terms and all non-audit engagements with the independent auditors. The Audit Committee consults with management but does not delegate these responsibilities. We do not have a written policy for review and approval of related party transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K. However, our practice is that any such transaction be reviewed and approved by the Audit Committee, which consists entirely of independent directors. There were no related party transactions in fiscal 2009. A copy of the Audit Committee charter can be found on our website at www.griffoncorp.com.

        The Board has determined that Joseph J. Whalen, a member of the Audit Committee since 1999, qualifies as an "Audit Committee Financial Expert", as defined by Securities and Exchange Commission Rules, based on his education, experience and background.

        Our Compensation Committee awards restricted stock and other equity-based awards to officers and employees. The Committee has overall responsibility for determining and approving the compensation of our Chief Executive Officer and reviewing and approving the annual base salaries and annual incentive opportunities of our executive officers, as well as the Presidents of each of our business segments. The Committee may form and delegate authority to subcommittees as it deems appropriate. The Compensation Committee considers recommendations from our executive officers with respect to executive compensation matters. From time to time, the Company utilizes the services of independent consultants to perform analyses and to make recommendations relative to executive compensation matters. These analyses and recommendations are conveyed to the Compensation Committee, and the Committee takes such information into consideration in making its compensation decisions. A copy of the Compensation Committee charter can be found on our website at www.griffoncorp.com.

        The Finance Committee is responsible for the review of certain proposed acquisition and capital markets transactions, following which it shall make a non-binding recommendation to the full Board of Directors. Since its formation there has been only one potential transaction that has advanced to sufficient state of advancement to warrant review by the Finance Committee. A copy of the Finance Committee Charter can be found on our website at www.griffoncorp.com.

        The Nominating and Corporate Governance Committee is responsible for (1) monitoring compliance with our Code of Business Ethics and Standards of Conduct; (2) reviewing suggestions of candidates for director made by directors and others; (3) identifying individuals qualified to become Board members, and recommending to the Board the director nominees for the next annual meeting of stockholders; (4) recommending to the Board director nominees for each committee of the Board; (5) recommending to the Board the corporate governance principles applicable to the company; and (6) overseeing the annual evaluation of the Board and management. There is no difference in the manner in which a nominee is evaluated based on whether the nominee is recommended by a stockholder or otherwise. The Nominating and Corporate Governance Committee has nominated the directors to be elected at this meeting. A copy of the Nominating and Corporate Governance Committee charter can be found on our website at www.griffoncorp.com.

        The Succession Committee is responsible for developing and implementing a succession plan for our executive officers.

Interested Party Communications

        Mail from stockholders and other interested parties can be addressed to Directors in care of the Office of the Secretary, Griffon Corporation, 712 Fifth Avenue, New York, New York 10019. At the direction of the Board of Directors, all mail received will be opened and screened for security purposes. The mail will then be logged in. All mail, other than trivial or obscene items, will be forwarded. Mail addressed to a particular Director will be forwarded or delivered to that Director. Mail addressed to "Outside Directors," "Independent Directors," "Non-Employee Directors" or "Non-Management Directors" will be forwarded or delivered to each such director. Mail addressed to the "Board of Directors" will be forwarded or delivered to the Chairman of the Board.

Guidelines for Business Conduct and Governance Guidelines

        Our Board of Directors has adopted a Code of Ethics for the chairman and chief executive officer and senior financial officers of Griffon Corporation. Our Board of Directors has also adopted a Code of Business Ethics applicable to all employees in performing their duties. The Code of Business Ethics sets forth information and procedures for employees to report ethical or accounting concerns, misconduct or violations of the Code in a confidential manner. The Code of Ethics and Code of Business Ethics may be found on our website at www.griffoncorp.com.

        Our Board of Directors has also adopted Corporate Governance guidelines as required by the New York Stock Exchange rules to assist the Board in exercising its responsibilities to Griffon and its stockholders. The Corporate Governance Guidelines may be found on our website at www.griffoncorp.com.

Executive Sessions

        Our independent directors meet periodically at regularly scheduled executive sessions. Mr. Martin S. Sussman has been selected as the lead independent director with respect to the executive sessions of the independent directors through February 2010. Our independent directors met in executive session one time during fiscal 2009.

Board Self-Evaluation

        The Board is required to conduct an annual self-evaluation that is overseen by our Nominating and Corporate Governance Committee to determine whether the Board and its committees are functioning effectively. In addition, each of the Compensation and Nominating and Corporate Governance committees is required to conduct an annual self-evaluation and all committees of the Board are required to review and reassess the adequacy of their charters. The Audit Committee is subject to an annual performance evaluation by the Board of Directors.

Directors' Nominations

        Any stockholder who wants to nominate a candidate for election to the Board must deliver timely notice to our Secretary at our principal executive offices. In order to be timely, the notice must be delivered

  •
  in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, although if the annual meeting is called for a date that is not within 25 days of the anniversary date of the prior year's annual meeting, the notice must be received not later than the close of business on the 10th day following the first to occur of the day on which notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made; and

  •
  in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the first to occur of the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made.

        The stockholder's notice to the Secretary must set forth (1) as to each person whom the stockholder proposes to nominate for election as a director (a) his name, age, business address and residence address, (b) his principal occupation and employment, (c) the class and series and number of shares of each class and series of capital stock of Griffon which are owned beneficially or of record by him and (d) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (2) as to the stockholder giving the notice (a) his name and record address, (b) the class and series and number of shares of each class and series of capital stock of the company which are owned beneficially or of record by him, (c) a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the stockholder, (d) a representation by him that he is a holder of record of stock of the company entitled to vote at such meeting and that he intends to appear in person or by proxy at the meeting to nominate the person or persons named in his notice and (e) any other information relating to the stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. The notice delivered by a stockholder must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. The stockholder must be a stockholder of record on the date on which he gives the notice described above and on the record date for the determination of stockholders entitled to vote at the meeting.

Compensation Committee Interlocks and Insider Participation

        The members of our Compensation Committee are Henry A. Alpert, Dr. Bertrand M. Bell, Rear Admiral Robert G. Harrison (USN Ret.) and Rear Admiral Clarence A. Hill, Jr. (USN Ret.). None of

these persons were our officers or employees during fiscal 2009 nor had any relationship requiring disclosure in this Proxy Statement.

STOCK OWNERSHIP

        The following information, including stock ownership, is submitted with respect to our directors, each executive officer named in the "Summary Compensation Table," for all executive officers and directors as a group, and, based solely on Schedule 13D and 13G filings with the Securities and Exchange Commission, for each holder of more than five percent of our common stock as of December 1, 2009.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)	Percent of Class
The Goldman Sachs Group, Inc. and affiliates(2)(3)	10,002,122	16.3%
Mario J. Gabelli and affiliates(4)	5,936,830	9.7%
NWQ Investment Management Company, LLC(5)	4,876,404	7.9%
Dimensional Fund Advisors(6)	3,516,379	5.7%
Barclays Global Investors, NA and affiliates(7)	3,520,905	5.7%
Patrick L. Alesia(8)	233,404	*
Henry A. Alpert(9)(10)	61,650	*
Bertrand M. Bell(9) (11)	20,781	*
Harvey R. Blau(8)(12)	2,489,140	4.0%
Gerald J. Cardinale(3)	10,002,122	16.3%
Blaine V. Fogg(9)	8,531	*
Bradley J. Gross(3)	10,002,122	16.3%
Rear Admiral Robert G. Harrison (Ret.)(9)	4,538	*
Rear Admiral Clarence A. Hill, Jr. (Ret.)(9)	32,664	*
Ronald J. Kramer(8)(9)(13)	2,237,691	3.6%
General Donald J. Kutyna (Ret.)(9)	2,803	*
James A. Mitarotonda(14)	849,892	1.4%
Martin S. Sussman(9)	30,666	*
William H. Waldorf(9)	20,952	*
Douglas J. Wetmore(8)	215,000	*
Joseph J. Whalen(9)	20,807	*
Directors and executive officers as a group (16 persons)(15)	16,230,641	26.1%

*
Less than 1%.

(1)
Unless otherwise indicated, ownership represents sole voting and investment power.

(2)
The address for The Goldman Sachs Group, Inc. and its affiliates is 85 Broad Street, New York, NY 10004.

(3)
Messrs. Cardinale and Gross are managing directors of Goldman, Sachs & Co. ("Goldman Sachs"). Goldman Sachs is a wholly-owned subsidiary of The Goldman Sachs Group, Inc. ("GS Group"). GS Group and Goldman Sachs may be deemed to beneficially own indirectly, in the aggregate, 10,002,122 shares of our common stock beneficially owned directly by GS Direct, L.L.C. ("GS Direct"). GS Direct is a wholly-owned subsidiary of GS Group. Goldman Sachs is the manager of GS Direct. GS Group, Goldman Sachs, GS Direct and Messrs. Cardinale and Gross each disclaim beneficial ownership of these securities except to the extent of its or his pecuniary interest therein, if any. In addition, each of Messrs. Cardinale and Gross received 1,061 shares of common stock in their capacity as directors pursuant to our Outside Director Stock Award Plan.

(4)
The address for Mario J. Gabelli and his affiliates is One Corporate Center, Rye, New York 10580-1435.

(5)
The address for NWQ Investment Management Company, LLC is 2049 Century Park East, 16th Floor, Los Angeles, CA 90067.

(6)
The address for Dimensional Fund Advisors is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(7)
The address for Barclays Global Investors NA and Barclays Global Fund Advisors is 400 Howard Street, San Francisco, California 94105. The address for Barclays Global Investors, Ltd. is Murray House, 1 Royal Mint Court, London, EC3N 4HH.

(8)
Includes for Messrs. Blau, Kramer and Alesia 580,000 shares of common stock, 116,667 shares of common stock and 105,000 shares of common stock, respectively, issuable with respect to options currently exercisable and options which become exercisable within 60 days under our stock option plans. Also includes (i) for Messrs. Blau, Kramer and Alesia 28,154 shares of common stock, 101 shares of common stock and 11,088 shares of common stock, respectively, allocated to their accounts under the ESOP as to which they can direct the vote, and (ii) for Messrs. Blau, Kramer, Alesia and Wetmore 20,000 shares of restricted stock, 1,200,753 shares of restricted stock, 56,000 shares of restricted stock, and 215,000 shares of restricted stock, respectively, as to which they can direct the vote.

(9)
Includes shares of common stock granted pursuant to our Outside Director Stock Award Plan.

(10)
Includes 51,400 shares of common stock owned by the Spartan Petroleum Profit Sharing Trust of which Mr. Alpert is a co-trustee and a beneficiary.

(11)
Includes 16,192 shares of common stock owned by Mr. Bell's spouse.

(12)
Includes 772,253 shares of common stock owned by Mr. Blau's wife. Mr. Blau disclaims beneficial interest of such shares of common stock.

(13)
Includes 40,298 shares of common stock owned by Mr. Ronald J. Kramer's wife and daughter as to which Mr. Kramer disclaims beneficial ownership of such shares of common stock which are in excess of his pecuniary interest.

(14)
The address for Mr. Mitarotonda is c/o Barington Capital Group, L.P., 888 Seventh Avenue, 17th Floor, New York, NY 10019. Includes 679,582 shares of common stock beneficially owned by Barington Companies Equity Partners, L.P. and 167,721 shares by Barington Companies Offshore Fund, Ltd. Mr. Mitarotonda is the sole stockholder and director of LNA Capital Corp., which is the general partner of Barington Capital Group, L.P., which is the majority member of each of Barington Companies Investors, LLC ("Barington Investors") and Barington Offshore Advisors II, LLC ("Barington Offshore II"). Barington Investors is the general partner of Barington Companies Equity Partners, L.P. Barington Offshore II is the investment advisor to Barington Companies Offshore Fund, Ltd. Mr. Mitarotonda has disclaimed beneficial ownership of these securities, except to the extent of his pecuniary interest therein.

(15)
Includes 901,667 shares of common stock issuable with respect to options currently exercisable and options which become exercisable within 60 days granted to executive officers and directors under our stock option plans.

 EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives of Our Compensation Program

        Our compensation programs are intended to enable us to attract, motivate, reward and retain the management talent required to achieve corporate objectives, and thereby increase stockholder value. It is our policy to provide incentives to senior management to achieve both short-term and long-term objectives and to reward exceptional performance and contributions to the development of our businesses. To attain these objectives, our executive compensation program includes four key components:

  •
  competitive base salary;

  •
  cash incentive bonuses based upon company and individual performance;

  •
  equity-based compensation; and

  •
  retirement, health and welfare benefits, and other perquisites.

        The Compensation Committee has also decided that the general policy of the Company regarding tax gross-ups is that each executive should be responsible for the taxes payable with respect to such individual's compensation. Accordingly, the Company will not offer executives tax gross-ups, except in unusual circumstances where the Compensation Committee believes that accommodations have to be made to recruit a new executive to the Company. However, even in those circumstances, any such tax gross-up will be limited to payments triggered by both a change in control and termination of employment and will be subject to a three year sunset provision.

Executive Compensation Decisions—The Role of the Compensation Committee, Executives and Consultants

        The Compensation Committee is responsible for evaluating and approving the compensation of our executive officers and the presidents of our business segments. The Compensation Committee considers recommendations from our chief executive officer with respect to executive compensation matters, other than his own compensation. From time to time, including with respect to certain compensatory decisions made in fiscal 2009, the Compensation Committee utilizes the services of an independent consulting firm to perform analyses and to make recommendations relative to executive compensation matters. These analyses and recommendations are conveyed to the Compensation Committee, and the Compensation Committee takes such information into consideration in making its compensation decisions.

Determination of Compensation Levels

        In setting compensation levels and mix of compensation for fiscal 2009, the Compensation Committee took into account several factors, including existing employment agreements with individual executives, the extent to which an individual may participate in and may have received grants under the equity-based plans maintained by us, and the Compensation Committee's subjective assessment of the individual's experience, responsibilities, management, leadership abilities and job performance. In addition, the Compensation Committee has historically used benchmarking for comparison purposes in connection with the recruitment and retention of our executive officers and may continue to use such data as one of the factors in determining compensation of its executive officers. In fiscal 2009, the Compensation Committee did not use benchmarking in the setting of compensation levels. The Compensation Committee has recognized that the Company has adopted an approach that focuses not only on the appropriate deployment of and return of capital in our existing businesses, but also on growth and diversification. Accordingly, while the Committee recognizes the benefit of comparative information in determining compensation at the corporate level, it also recognizes the limitations of such comparisons for a company, such as our Company, that has shown dynamic development.

        From time to time, the Compensation Committee has retained GK Partners, an independent outside executive compensation consulting firm, to assist it in evaluating our company's executive compensation practices for senior management personnel. The Compensation Committee uses marketplace data points generated by GK Partners regarding other companies as part of our evaluation of the base salary and compensation levels of our named executive officers. The data points are used to allow the Compensation Committee to compare the compensation levels being set for our executives with the ranges established by others. The Compensation Committee uses these data points to better understand how other companies are compensating their own senior executives. The Compensation Committee believes that, among other things, such data could improve Griffon's ability to retain its named executive officers, and not have them recruited away (with the promise of increased compensation levels) by companies that compete directly with Griffon for customers and talent, or others that compete locally, generally or indirectly with Griffon for executive level talent and personnel.

        Because a significant portion of the senior executive management team has been recruited from other companies within a relatively few years, the Compensation Committee believes that the levels of compensation established for those executives reflects the actual operation of competitive market forces.

Elements of Executive Compensation

        Base Salary.    We pay a base salary that the Compensation Committee determines is competitive with respect to the scope, responsibilities and skills required of the particular position in order to attract and retain qualified individuals. As discussed above, the Compensation Committee assesses compensation from other companies from time to time by analyzing the compensation paid in the marketplace. Periodic merit increases are made after annual review and we are contractually obligated to give our chief executive officer an annual cost of living adjustment.

        In March 2008, we entered into an employment agreement with Ronald J. Kramer, pursuant to which he became our Chief Executive Officer, as discussed herein under "Employment Agreements." Mr. Kramer's employment agreement provided for an initial annual base salary of $775,000, subject to cost of living and discretionary increases. In November 2008, the Compensation Committee reviewed Mr. Kramer's base salary. The Compensation Committee believed that a salary increase for Mr. Kramer was appropriate in recognition of his being instrumental in the execution of bank loan agreements, the consummation of the rights offering and in effectuating the exit strategy from the

Installation business. The Compensation Committee believed that in light of these contributions, which were essential to the company, that an increase of $25,000 per annum was appropriate. The Compensation Committee consulted with an independent compensation consulting firm, GK Partners, to determine if such an increase was appropriate. GK Partners confirmed that Mr. Kramer's base salary, even with such increase, was well within the range of compensation paid to other chief executive officers at companies that competed directly and indirectly with the company. Accordingly, effective December 1, 2008, the Compensation Committee decided to exercise its discretion to increase Mr. Kramer's annual base salary to $800,000.

        In August 2009, we entered into an employment agreement with Douglas J. Wetmore, pursuant to which he became our Executive Vice President and Chief Financial Officer, as discussed herein under "Employment Agreements." Mr. Wetmore's employment agreement provides for an initial annual base salary of $500,000, subject to discretionary increases. The base salary under this agreement was established by our Compensation Committee. The Compensation Committee determined that this annual base salary was necessary in order to recruit Mr. Wetmore.

        During its annual review of overall compensation, the Compensation Committee evaluates the Company's compensation of its senior management in each element of compensation and on an overall basis. As part of its review the Compensation Committee considered the reorganization and restructuring of Griffon's senior management team and the changes in responsibilities that would result from management changes that were in progress or that had been completed. The Compensation Committee reviewed the base salary of Patrick L. Alesia, our Vice President, Chief Administrative Officer, Treasurer and Secretary. In conducting such review, the Compensation Committee determined that due to Mr. Alesia's participation in the company's SERP, recent equity awards and the salary increase that Mr. Alesia received for the prior fiscal year, Mr. Alesia's current total compensation package is appropriate. Accordingly, the Compensation Committee decided not to increase Mr. Alesia's annual base salary in 2009 from the $435,000 per annum that he received in 2008.

        The Compensation Committee also reviewed the base salary of Franklin H. Smith, who was at the time our Executive Vice President. In conducting such review, the Compensation Committee determined that due to Mr. Smith's recent equity awards and the salary increase that Mr. Smith received for the prior fiscal year, Mr. Smith's compensation package was appropriate. Accordingly, the Compensation Committee decided not to increase Mr. Smith's annual base salary in 2009 from the $475,000 per annum that he received in 2008.

        Cash Incentive Bonuses.    Cash incentive bonuses are designed to provide a significant and variable financial opportunity to our executive officers on an annual basis based upon company and individual performance.

        In December 2005, the Board of Directors of our company adopted the 2006 Performance Bonus Plan, which was approved by our stockholders at our annual meeting of stockholders held on February 3, 2006. The Performance Bonus Plan is administered by the Compensation Committee, which selects the participants and establishes the performance periods and the specific performance goals to be achieved during those periods. The Compensation Committee believes that the Performance Bonus Plan enhances the ability of our company to attract and retain employees, including executive officers, by providing performance-based incentives, while at the same time obtaining the highest level of deductibility of compensation paid to employees.

        Bonus awards, if made, are intended to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code; however, as permitted under the section, the Compensation Committee retains the negative discretion to reduce bonus awards otherwise earned through the attainment of the performance goals.

        In December, 2008, in accordance with and pursuant to the 2006 Performance Bonus Plan, the Compensation Committee established objective, calculable and prospective goals under that plan. These goals were established by the Compensation Committee to be consistent with the operational and capital plans for fiscal 2009 received and approved by the Board at the beginning of the fiscal year. In establishing goals the Compensation Committee seeks to create incentives for the attainment of the strategic and operational objectives set by the Board. The Compensation Committee then considers the financial condition and operating results that would result if the plans were executed with varying degrees of success, and further considers the economic environment in which the management team is being expected to perform.

        Consistent with the strategy discussed by the Board, the Compensation Committee determined that objectives should be established in three different areas, each of which could be achieved independently. These objectives were achieving positive operating results, as measured by EBITDA, continuing to strengthen Griffon's balance sheet, as measured by working capital improvement, and promoting non-organic growth through acquisitions. Levels of achievement were established for each objective, up to a maximum potential bonus of $3 million for each objective and a maximum aggregate bonus of $5 million. The Compensation Committee retained the power to reduce (but not increase) the bonus actually awarded under the 2006 Performance Bonus Plan to assure that the aggregate bonus actually paid under that Plan to any individual was, in the judgment of the Compensation Committee, reasonable and in the best interests of the Company.

        In considering the target levels for each objective, the Compensation Committee considered the substantial economic uncertainty that was prevalent globally in December 2008 when the target levels were set. In particular, the Compensation Committee considered that the Company's garage door business was likely to be seriously affected by the severe downturn in the real estate market and that the Company's plastics business could be affected by consumers shifting their purchasing choices to lower priced, more generic products, thereby reducing demand for the Company's higher margin products. The Compensation Committee noted the management changes in progress at the parent company level and the potential for those changes to result in increases in general and administrative expenses. The Compensation Committee concluded that the successful achievement of transition in management structure would contribute to the EBITDA targets that the Compensation Committee established, and that the EBITDA targets would create an incentive to control general and administrative expenses. Based on the foregoing, the Compensation Committee established an EBITDA target that ranged from $32 million as a minimum threshold for bonus eligibility under the 2006 Performance Bonus Plan for operational results to $55 million as the superior level of achievement, at which a maximum bonus could be awarded.

        In order to establish an incentive to maintain and enhance balance sheet strength, the Compensation Committee established targets based upon working capital levels to be attained at the end of fiscal 2009. The Compensation Committee noted that Griffon's senior subordinated convertible bonds could be put to the Company in July 2010, and, accordingly, the indebtedness evidenced by those securities would be classified as short term indebtedness rather than as long term indebtedness beginning in July, 2009. Absent other changes, this reclassification would result in a substantial reduction in the Company's working capital at the end of fiscal 2009; and the Compensation Committee believed that maintenance of a strong working capital position would be beneficial to the Company and its businesses, especially in light of the economic uncertainties that existed at the time that the targets were set. In establishing the working capital objectives under the 2006 Performance Bonus Plan, the Compensation Committee considered the projected level of working capital at year end, absent corporate action led by management. The fiscal year end working capital levels permitting the payment of bonuses ranged from $445 million as a minimum threshold to $630 million at which a maximum bonus could be awarded.

        While not a primary objective for fiscal 2009, the Board wanted Mr. Kramer and the senior management team to grow the Company's revenues through acquisitions. In order to assure that bonus potential could only be achieved for meaningful accomplishments in this area, the Compensation Committee determined that targets should be established on the basis of the level of revenues of companies that are acquired.

        After the conclusion of fiscal 2009 and the preparation of the Company's financial statements, the Compensation Committee held meetings that its consultant attended for the principal purpose of reviewing the extent to which targets established under the 2006 Performance Bonus Plan were attained and considering the extent to which bonuses under that plan would be paid. The Committee determined that Mr. Kramer was eligible for a $3 million bonus as a result of the attainment of a superior result based upon the EBITDA generated by the Company's operations, and that he was eligible for a bonus of $600,000 based upon the level of the Company's working capital at year end. No material acquisitions were made in fiscal 2009; and accordingly no bonus could be awarded with respect to that target. The Compensation Committee then reviewed the aggregate bonus potentially payable to Mr. Kramer and concluded that, because EBITDA substantially contributed to the attainment of the working capital target, the Compensation Committee would exercise its negative discretion and reduce Mr. Kramer's potential bonus by $600,000, or approximately 17%. The Compensation Committee concluded that Mr. Kramer's bonus would be reasonable and in the best interests of the Company.

        Pursuant to Mr. Wetmore's employment agreement, he was eligible to receive a discretionary bonus with respect to fiscal 2009. The Compensation Committee awarded Mr. Wetmore a discretionary bonus of $50,000 in respect of the services Mr. Wetmore performed in fiscal 2009. The Compensation Committee awarded this amount to Mr. Wetmore based on a subjective analysis of the immediate effectiveness of Mr. Wetmore's leadership and finance skills, cost cutting initiatives and financial department enhancements, direction and guidance.

        The bonus for Mr. Alesia is discretionary and is based primarily upon a subjective analysis by the Compensation Committee of his individual performance. The Compensation Committee determined that Mr. Alesia made many financial, accounting, human resource, tax and administrative contributions to the Company's success during the 2009 fiscal year. Significantly, Mr. Alesia provided important assistance in connection with the transition of the company's management and in accepting new responsibilities and challenges as the company's new Chief Administrative Officer. In consideration of these important services and his promotion to Chief Administrative Officer the Compensation Committee awarded Mr. Alesia a bonus of $217,000 in respect of fiscal 2009.

        In accordance with the terms of his negotiated separation agreement, Mr. Smith received a bonus of $85,000 in respect of fiscal 2009. See the discussion of Mr. Smith's separation agreement under "Employment Agreements" below.

        The Compensation Committee is in the process of establishing the performance goals for Messrs Kramer and Wetmore under the 2006 Performance Bonus Plan.

        Equity-based Compensation.    Equity-based compensation is designed to provide incentives to our executive officers to build stockholder value over the long term by aligning their interests with the interest of stockholders. Historically, equity-based compensation consisted of stock options granted by the Compensation Committee under our stock option plans. In 2006, we began granting restricted stock awards as the Compensation Committee determined that this was a more effective vehicle for the motivation and retention of our executive officers. The Committee believes that equity-based compensation provides an incentive that focuses the executive's attention on managing our company from the perspective of an owner with an equity stake in the business. In determining the amount of equity-based compensation to be awarded to our named executive officers, the Compensation Committee takes into consideration, among other things, the level of the officer's responsibility, performance of the officer, other compensation elements and the amount of previous grants of stock and options. The goal of the Compensation Committee is to retain and motivate the named executive officer to perform at the level we require. In addition, with respect to recruiting an executive officer to join our company, the amount of equity consideration may be negotiated to reflect the amount necessary to hire the desired person. The largest grants are generally awarded to the most senior officers who, in the view of the Compensation Committee, have the greatest potential impact on our profitability and growth.

        Pursuant to our 2006 Equity Incentive Plan, we may issue up to 3,875,000 shares of our common stock (if issued solely as restricted stock or awards other than stock options) or 7,750,000 shares of our common stock (if awarded solely as stock options). The Compensation Committee believes that the Incentive Plan allows our company to attract and retain executive management by providing them with appropriate equity-based incentives and rewards for superior performance.

        On October 1, 2008 and October 1, 2009, Mr. Kramer was granted 75,000 shares and 25,000 shares of restricted stock, respectively, pursuant to our 2006 Equity Incentive Plan, vesting, subject to Mr. Kramer's continued employment, in full on April 1, 2011, subject to earlier vesting in the event of death, Disability, a Change in Control of our company or if Mr. Kramer is terminated without Cause or leaves for Good Reason (as such terms are defined in his Employment Agreement). On October 1, 2008, Mr. Kramer also received a ten-year option to purchase 350,000 shares of common stock at an exercise price equal to $20 per share, vesting, subject to Mr. Kramer's continued employment, in three equal installments on each of April 1, 2009, April 1, 2010, and April 1, 2011, also subject to accelerated vesting as described above. These grants were made by the Compensation Committee pursuant to the terms of Mr. Kramer's Employment Agreement and in an effort to recruit Mr. Kramer to join our company and forego the economic opportunity he had at his former employer.

        On March 31, 2009, Mr. Kramer also was granted 675,000 shares of restricted stock pursuant to our 2006 Equity Incentive Plan, vesting, subject to Mr. Kramer's continued employment, in full on March 31, 2013, also subject to accelerated vesting as described above, as required under the terms of Mr. Kramer's employment agreement. The Compensation Committee made this grant to Mr. Kramer due to his stewardship of the significant improvement in our company's balance sheet, including his key planning and leadership role in our company's complex debt refinancings, equity capitalization increase and exit from the Installation Services segment. Mr. Kramer initiated and then successfully led the innovative planning for the rights offering that resulted in our company being in a substantially stronger cash position at a time when credit has tightened. The Compensation Committee consulted with its independent compensation consulting firm, GK Partners, to determine if the size and terms of the award were appropriate. GK Partners advised that, especially considering the performance milestones that the company under Mr. Kramer's stewardship had already achieved, the cost and the size of the award was reasonable. GK Partners also advised that as securing Mr. Kramer's services were a high priority item for the Compensation Committee a cliff vesting period of four years was appropriate.

        Effective September 2009, pursuant to the terms of his employment agreement, Douglas J. Wetmore was granted 200,000 shares of restricted stock under our 2006 Equity Incentive Plan vesting in full on September 1, 2013, subject to earlier vesting in full if Mr. Wetmore is terminated without Cause or leaves for Good Reason (as such terms are defined in his Employment Agreement) or, subject to earlier partial accelerated vesting, if Mr. Wetmore is terminated due to death or Disability, in a ratio equal to the number of days worked by Mr. Wetmore from the grant date through such termination date over 1460. The award was made to Mr. Wetmore to recruit him to join the company.

        In August 2009, Patrick L. Alesia was granted 25,000 shares of restricted stock under our 2006 Equity Incentive Plan vesting in full on August 6, 2013, subject to earlier vesting in the event of death, disability, or upon certain terminations of employment following a change in control of our company. The Compensation Committee made this grant in consideration of Mr. Alesia's promotion to Chief Administrative Officer. The Compensation Committee believed that the additional grant was of sufficient size, especially in consideration of Mr. Alesia's other items of compensation to reflect the additional responsibilities that Mr. Alesia would be undertaking in light of the promotion. The Committee decided that a four year cliff vesting period would provide sufficient retention of this executive. The Compensation Committee provided a so-called double trigger vesting provision on this award because the Compensation Committee believes such a provision provides executive with incentive during the sale process to remain with the company throughout a potential period of uncertainty presented by a change in control scenario.

        On November 18, 2009, the Compensation Committee awarded Mr. Kramer a grant of 200,000 shares of restricted stock. Subject to Mr. Kramer's continued employment with the company, this award of restricted stock will cliff vest in full on November 18, 2013, subject to earlier vesting in the event of death, Disability, a Change in Control of our company or if Mr. Kramer is terminated without Cause or leaves for Good Reason (as such terms are defined in his Employment Agreement). The

Compensation Committee determined to grant this award based on the importance the Compensation Committee ascribes to (i) retaining Mr. Kramer as our Chief Executive Officer, taking into account Mr. Kramer's management skills and performance, including his skill in managing the company's diverse business units and his ability to design and complete complicated financing transactions, such as the company's recent rights offering, and (ii) providing the appropriate levels of share ownership and motivation and alignment with the interests of our shareholders. In this regard, Compensation Committee also determined that long-term equity compensation should be a more significant portion of the chief executive officer's compensation, because, as noted above, such awards provide (a) incentives for Mr. Kramer to remain as our chief executive officer and align his interests with the interests of the company's shareholders and (b) a measure of compensation risk to management in that they require Mr. Kramer to remain with the company for a significant period of time before he vests and effectively subjects Mr. Kramer to the same share value risks to which our shareholders will be subject to during the four-year cliff vesting period.

        On November 18, 2009, the Compensation Committee awarded Mr. Wetmore a grant of 15,000 shares of restricted stock. Subject to Mr. Wetmore's continued employment with the company, this award of restricted stock will cliff vest in full on November 18, 2013, subject to earlier vesting in full if Mr. Wetmore is terminated without Cause or leaves for Good Reason (as such terms are defined in his Employment Agreement) or, subject to earlier partial accelerated vesting, if Mr. Wetmore is terminated due to death or Disability, in a ratio equal to the number of days worked by Mr. Wetmore from the grant date through such termination date over 1460. The Compensation Committee determined to grant this award based on a subjective analysis of Mr. Wetmore's leadership and finance skills, cost cutting initiatives and his immediate and improved stewardship of our company's financial department. The Compensation Committee also determined that long-term equity compensation should be a more significant portion of the chief financial officer's compensation, because such awards provide (i) incentives for Mr. Wetmore to remain as our chief financial officer and to align his interests with those of the company's shareholders and (ii) a measure of compensation risk to management in that they require Mr. Wetmore to remain with the company for a significant period of time before he vests and effectively subjects Mr. Wetmore to the same share value risks to which our shareholders will be subject to during the four-year cliff vesting period.

        With respect to the vesting period on each of these restricted stock awards, the Compensation Committee determined that the company would benefit from the retention element provided by a four year cliff vesting period with respect to each executive. Additionally, the Compensation Committee determined that cliff vesting, rather than pro-rata annual vesting, would better align the executive's compensation interests with longer-term strategic business strategies and tactics during the critical next four fiscal years, and reduce any motivation to engage in short-term strategies that may increase the company's share price in the near term, but not create the best foundation for maximizing long-term shareholder value.

        Retirement, Health and Welfare Benefits and Other Perquisites.    Effective October 1, 1996, we adopted the Griffon Corporation Supplemental Executive Retirement Plan (SERP) for certain of our officers. The company adopted and continues to maintain the SERP for its long service employees as an incentive for both current performance and continued service with our company. Patrick L. Alesia is our only current employee who participates in such plan.

        The normal retirement age under the SERP is 72. No benefit is payable unless a participant is vested at the time of termination of employment. A participant's right to receive a benefit vests after 20 years of service and one year of participation in the SERP, or upon a Change of Control (as defined in the SERP).

        The SERP provides an annual benefit upon termination equal to the sum of .25% of Average Base Salary and 1.5% of Average Bonus/Incentive Compensation multiplied by completed years of service (up to a maximum of 30). "Average" means the average of the three highest paid years out of the last ten prior to retirement. Benefits are adjusted for early retirement and retirement after the normal retirement date. Retirement benefits are payable for life, with a guarantee of 10 years of payments. In addition, the SERP provides a pre-retirement death benefit payable for 10 years to the participant's beneficiary. Notwithstanding the foregoing, upon a Change in Control (as defined in the SERP), the participant's retirement benefits will be paid in a lump sum.

        In addition, our executive officers are entitled to participate in all of our employee benefit plans, including medical, dental, vision, group life, disability, accidental death and dismemberment insurance and 401(k) Retirement Plan and Employee Stock Ownership Plan. We provide vacation and paid holidays to our executive officers. We provide additional medical benefits to our named executive officers pursuant to a secondary health insurance plan that covers items not covered by our primary health insurance plan available to our employees generally. We also provide certain of our executive officers with a leased car or allowance and/or additional life insurance not available to our employees generally. We provide these perquisites to Mr. Kramer and Mr. Wetmore pursuant to the terms of their respective employment agreements and to Mr. Alesia and Mr. Smith as a means to retain their services to our company. See the Summary Compensation Table for details regarding the value of perquisites received by our executive officers.

Employment Agreements

        In March 2008, we entered into an employment agreement with Ronald J. Kramer, pursuant to which he became our Chief Executive Officer effective April 1, 2008. Pursuant to the terms of the employment agreement, Mr. Kramer's term of employment with us continues for three years from the date on which either party gives notice that the term of employment will not be further renewed. During the term of employment, Mr. Kramer receives an annual base salary of $775,000 per annum (increased to $800,000 commencing December 1, 2008), subject to cost of living and discretionary increases. Under the terms of the agreement, Mr. Kramer is eligible for an annual performance based bonus (at a target of 150% of base salary), and discretionary bonuses as determined by the Compensation Committee. Mr. Kramer is also entitled to receive severance payments upon termination of his employment under certain circumstances, as more fully described below under "Potential Payments Upon Termination or Change in Control." Additionally, in certain circumstances, as more fully described below under "Potential Payments Upon Termination or Change in Control," Mr. Kramer is entitled in certain circumstances to receive a tax gross-up payment to cover any excise tax due under Section 4999 of the Internal Revenue Code. The Compensation Committee determined that it was appropriate to include this tax gross-up provision in Mr. Kramer's employment agreement as a means of recruiting him to join the company. Although Compensation Committee's general policy is to not provide tax gross-ups, Mr. Kramer received this gross-up in connection with the negotiation to recruit him to join the company. Mr. Kramer received the severance arrangement as an inducement to recruit him to join our company.

        Pursuant to the terms of Mr. Kramer's employment agreement, Mr. Kramer received the restricted stock and option grants (other than the restricted stock grants made on March 31, 2009 and November 18, 2009) described above under "Equity Based Compensation."

        On August 6, 2009, we entered into an employment agreement with Douglas J. Wetmore, pursuant to which he became our Executive Vice President and Chief Financial Officer effective September 1, 2009. Pursuant to the employment agreement, Mr. Wetmore's initial term of employment will continue until September 1, 2013 and thereafter will automatically renew for successive one-year periods, unless either party provides appropriate notice of non-renewal to the other party. During the term of employment, Mr. Wetmore will receive a base salary of $500,000 per annum, subject to discretionary increases. Commencing with the 2010 fiscal year, Mr. Wetmore shall be eligible for an annual performance based bonus (at a target of 75% of base salary). Mr. Wetmore shall also be entitled to receive severance payments upon termination of his employment under certain circumstances, as more fully described below under "Potential Payments Upon Termination or Change in Control." Mr. Wetmore received the severance arrangement as an inducement to recruit him to join our company.

        Pursuant to the terms of Mr. Wetmore's employment agreement, on September 1, 2009, Mr. Wetmore received a restricted stock grant of 200,000 shares of common stock under the Company's 2006 Equity Incentive Plan, which will vest on September 1, 2013, subject to Mr. Wetmore's continued employment with the company. Notwithstanding the foregoing, the restricted stock grant shall immediately vest in full in the event of termination of Mr. Wetmore's employment without Cause or if he leaves for Good Reason (as such terms are defined in Mr. Wetmore's employment agreement). If we terminate Mr. Wetmore's employment due to disability, a pro-rata portion of the restricted stock grant will vest.

        Patrick L. Alesia, our Chief Administrative Officer, Vice President, Treasurer and Secretary, and Franklin H. Smith, our former Executive Vice President, are not bound by an employment agreement with us, but during fiscal 2009 each has a severance agreement, which provides severance in the event that the executive is terminated under certain circumstances within 24 months of a change in control. The severance agreements are subject to automatic renewal unless a party gives 120 days prior written notice to the other of non-renewal; notwithstanding the foregoing, the severance agreements shall not terminate if a change in control occurs during the term of the severance agreements. During the term of their severance agreements, the executives have agreed to continue to perform their regular respective duties as an executive of our company.

        These severance agreements, entered into in July 2006, provide that if, within 24 months of a change in control (as defined in the severance agreements and summarized below) of our company, the executive's employment with us is terminated by us without Cause or by the executive for Good Reason

(as such terms are defined in the severance agreements), then the executive will be entitled to, among other things, a lump sum payment of 2.5 times his base salary plus the average of the bonuses received by the executive in the prior three fiscal years. If any payments or benefits payable to the executive would be subject to the excise tax under Section 280G of the Internal Revenue Code, then such portion of the executive's payments would be forfeited so that no such excise tax would be incurred. All benefits payable under the severance agreements will be subject to the six-month payment delay under Section 409A of the Internal Revenue Code, if applicable at the time of payment. Each executive has agreed to a non-competition provision that extends for 24 months post-termination. Change in control is defined in the severance agreements to include, among other things, the acquisition by a person or entity of more than 30% of the voting securities of our company, the current Board of Directors no longer constituting a majority of the Board (directors approved by 2/3 of the Board will be considered a part of the current Board), and certain merger or sale of assets transactions.

        Due to Mr. Smith's resignation on October 9, 2009, Mr. Smith is no longer entitled to benefits under his severance agreement. Effective as of November 7, 2009, we entered into a separation agreement with Mr. Smith.

        Pursuant to the terms of the negotiated separation agreement, Mr. Smith will receive a severance payment in the amount of $475,000, which represents twelve months of his fiscal 2009 base salary, payable in two equal lump sum amounts, a one-time lump sum amount of $200,000 payable on or before May 15, 2010 and a payment of $85,000 representing his bonus for fiscal 2009, payable in accordance with our normal payroll practices for bonuses. We have also agreed to pay on Mr. Smith's behalf the premiums for medical coverage under COBRA for a period of up to eighteen months and reimbursement for up to $15,000 in legal fees in connection with the review and negotiation of the separation agreement.

        The separation agreement provides that Mr. Smith shall retain all vested stock options and shares of restricted stock held by him, subject to the terms and conditions of the applicable plans and any agreements covering such securities.

Tax and Accounting Implications

        Internal Revenue Code Section 162(m) prevents publicly traded companies from receiving a tax deduction on certain compensation in excess of $1,000,000 for each executive officer in any taxable year. Compensation that is "performance-based" under the Internal Revenue Code's definition is exempt from this limit.

        The Compensation Committee does not believe that there will be any non-deductible compensation for calendar year 2009 based upon allowances under Section 162(m) or otherwise. Our policy with respect to qualifying compensation paid to our executive officers for tax deductibility purposes is that executive compensation plans will generally be designed and implemented to maximize tax deductibility. However, non-deductible compensation may still be paid to executive officers in circumstances, when necessary for competitive reasons or to attract or retain a key executive, or in situations where achieving maximum tax deductibility may not be in the best overall interest of our company.

        Additionally, as stated above the Compensation Committee believes that each executive should be responsible for the taxes payable with respect to such individual's compensation. Accordingly, except in the circumstances described above, the Compensation Committee has established a general policy against providing tax gross-ups to executives.

COMPENSATION COMMITTEE REPORT

        We have reviewed the Compensation Discussion and Analysis required by Item 402(a) of Regulation S-K with the Company's management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2009.

The Compensation Committee
Henry A. Alpert (Chairman) Dr. Bertrand M. Bell Rear Admiral Robert G. Harrison (USN Ret.) Rear Admiral Clarence A. Hill, Jr. (USN Ret.)

 Summary Compensation Table

        The following table sets forth all compensation for the fiscal years ended September 30, 2009, 2008 and 2007 awarded to or earned by our principal executive officer, principal financial officer and each of our other executive officers. We refer to these individuals as our "named executive officers."

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(4)	Option Awards ($)(6)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(8)	All Other Compensation ($)(9)	Total($)
Ronald J. Kramer	2009	796,000	—	1,661,000(5)	497,000	3,000,000(7)	—	70,490	6,024,490
Chief Executive	2008	388,000	1,481,000	385,000(5)	—	—	—	43,000	2,297,000
Officer and
President(1)
Douglas J. Wetmore	2009	42,000	50,000	43,000	—	—	—	8,820	143,820
Executive Vice
President and Chief
Financial Officer(2)
Patrick L. Alesia	2009	435,000	217,000	127,000	—	—	305,000	36,221	1,120,200
Chief Administrative	2008	428,000	217,000	91,000	48,000	—	—	45,000	829,000
Officer, Vice President,	2007	390,000	165,000	72,600	39,780	—	1,054,000	44,779	1,766,159
Treasurer, Secretary,
and Former Chief
Financial Officer(2)
Franklin H. Smith	2009	475,000	85,000	183,000	—	—	—	26,270	763,000
Former Executive	2008	471,000	125,000	261,000	15,000	—	—	34,000	906,000
Vice President(3)

(1)
Mr. Kramer was appointed as our Chief Executive Officer effective April 1, 2008 and our President effective February 4, 2009.

(2)
Effective September 1, 2009, Mr. Wetmore was appointed as our Executive Vice President and Chief Financial Officer and Mr. Alesia was appointed as our Chief Administrative Officer.

(3)
Effective October 9, 2009, Mr. Smith resigned as our Executive Vice President.

(4)
Represents the compensation costs recognized for financial statement reporting purposes during the applicable fiscal year for the fair value of restricted stock previously awarded in accordance with Statement of Financial Accounting Standards No. 123R, rather than an amount paid to or realized by the applicable named executive officer.

(5)
Includes $7,800 and $10,000 relating to stock awards to Mr. Kramer under our Outside Director Stock Award Plan prior to Mr. Kramer becoming Chief Executive Officer for fiscal years ended September 30, 2009 and 2008, respectively.

(6)
Represents the compensation costs recognized for financial statement reporting purposes during the applicable fiscal year for the fair value of stock options previously awarded in accordance with Statement of Financial Accounting Standards No. 123R, rather than an amount paid to or realized by the named executive officer.

(7)
Amount paid to Mr. Kramer under our 2006 Performance Bonus Plan.

(8)
Amounts shown are an estimate of the change in actuarial present value of the named executive officer's accrued benefit for the applicable year under our Supplemental Executive Retirement Plan rather than an amount paid to the applicable named executive officer. For fiscal 2009 and 2008, the actuarial present value increased by $305,000 and decreased by $264,000, respectively, for Mr. Alesia due primarily to changes in the discount rate. Amounts have been determined using discount rate and mortality rate assumptions consistent with those used in our financial statements.

(9)
All Other Compensation in fiscal 2009 includes: (a) $38,725, $4,472 and $2,770 paid by us for life insurance policies on Messrs. Kramer, Alesia and Smith, respectively; (b) our contributions under a 401(k) Retirement Plan of $10,500 for each of Messrs. Kramer, Alesia and Smith; (c) our lease payments of $20,265, $20,249, and $12,000 for an automobile for Messrs. Kramer, Alesia and Smith, respectively; (d) $1,000 in company contributions allocated under our Employee Stock Ownership Plan on behalf of Messrs. Kramer, Alesia and Smith, respectively; and (e) $8,820 paid by us for reimbursement of legal fees incurred by Mr. Wetmore in connection with his employment agreement.

Compensation of Named Executive Officers

        The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. The Outstanding Equity Awards at Fiscal 2009 Year-End and Option Exercises and Stock Vested in Fiscal 2009 tables provide further information on the named executive officers' potential realizable value and actual value realized with respect to their equity awards.

Grants of Plan-Based Awards-Fiscal 2009

												All Other Option Awards: Number of Securities Under- lying Options (#)
										All Other Stock Awards: Number of Shares of Stock or Units (#)						Grant Date Fair Value of Stock and Option Awards (S)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards							Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date	Threshold ($)	Target ($)		Maxi- mum ($)		Threshold ($)	Target ($)	Maxi- mum ($)
Ronald J. Kramer	10/1/08	—	—		—		—	—	—	75,000	(2)	—		—		675,000
Chief Executive	10/1/08	—	—		—		—	—	—	—		350,000	(6)	$20.00	(6)	721,000	(6)
Officer and		—	1,200,000	(1)	5,000,000	(1)	—	—	—	—		—		—		—
President	3/31/09	—	—		—		—	—	—	675,000	(3)	—		—		5,062,500	(3)

Douglas J. Wetmore	9/1/09	—	—		—		—	—	—	200,000	(4)	—		—		2,072,000	(4)
Executive Vice
President and Chief
Financial Officer

Patrick L. Alesia	8/6/09	—	—		—		—	—	—	25,000	(5)	—		—		238,250	(5)
Chief Administrative
Officer, Vice
President, Treasurer,
Secretary, and
Former Chief
Financial Officer

Franklin H. Smith	—	—	—		—		—	—	—	—		—		—		—
Former Executive
Vice President

(1)
Pursuant to his Employment Agreement, Mr. Kramer is eligible for an annual performance based bonus at a target of 150% of base salary. Pursuant to our 2006 Performance Bonus Plan, the maximum bonus payable thereunder is $5,000,000.

(2)
On October 1, 2008, Mr. Kramer received an award of 75,000 shares of restricted stock that vests, subject to Mr. Kramer's continued employment, in full on April 1, 2011, subject to earlier vesting in the event of death, Disability, a Change in Control of our company or if Mr. Kramer is terminated without Cause or leaves for Good Reason (as such terms are defined in his Employment Agreement).

(3)
On March 31, 2009, Mr. Kramer received an award of 675,000 shares of restricted stock that vests, subject to Mr. Kramer's continued employment, in full on March 31, 2013, subject to earlier vesting in the event of death, Disability, a Change in Control of our company or if Mr. Kramer is terminated without Cause or leaves for Good Reason (as such terms are defined in his Employment Agreement).

(4)
On September 1, 2009, Mr. Wetmore received an award of 200,000 shares of restricted stock that vests, subject to Mr. Wetmore's continued employment, in full on September 1, 2013, subject to earlier vesting in the event of death, disability, or if Mr. Wetmore is terminated without Cause or leaves for Good Reason (as such terms are defined in his Employment Agreement).

(5)
On August 6, 2009, Mr. Alesia received an award of 25,000 shares of restricted stock that vests, subject to Mr. Alesia's continued employment, in full on August 6, 2013, subject to earlier vesting in the event of death, disability, or upon certain terminations of employment following a change in control of our company.

(6)
On October 1, 2008, Mr. Kramer was granted an option to purchase 350,000 shares of common stock at an exercise price of $20.00 per share that vests, subject to Mr. Kramer's continued employment, in equal installments on each of April 1, 2009, 2010 and 2011, subject to earlier vesting in the event of death, Disability, a Change in Control of our company or if Mr. Kramer is terminated without Cause or leaves for Good Reason (as such terms are defined in his Employment Agreement). The exercise price of this option is at a substantial premium to market and Mr. Kramer will not realize any value pursuant to the option unless he is able to substantially increase the price of our common stock.

(7)
Represents the grant date fair value of the restricted stock or option award computed in accordance with Statement of Financial Accounting Standards No. 123R.

 Outstanding Equity Awards at Fiscal 2009 Year-End

        The following table sets forth information with respect to the outstanding equity awards of the named executive officers as of September 30, 2009.

	Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ronald J. Kramer	116,667(1)	233,333(1)	—	20.00	9/30/2018	250,000(2)	2,517,500(2)	—	—
Chief Executive						753(3)	7,583(3)
Officer and						75,000(4)	755,250(4)
President						675,000(5)	6,797,250(5)

Douglas J. Wetmore	—	—	—	—	—	200,000(6)	2,014,000(6)	—	—
Executive Vice
President and Chief
Financial Officer

Patrick L. Alesia	25,000			11.14	11/7/2011	6,000(7)	60,420(7)
Chief Administrative	25,000			12.65	4/30/2013	25,000(8)	251,750(8)
Officer, Vice	25,000	—	—	19.49	8/3/2014	25,000(9)	251,750(9)	—	—
President, Treasurer,	30,000			22.41	8/3/2015
Secretary and Former
Chief Financial
Officer

Franklin H. Smith	22,000			6.33	11/10/2010	20,000(10)	201,400(10)
Former Executive	20,000			14.20	2/6/2012	25,000(8)	251,750(8)
Vice President	20,000	—	—	12.39	2/5/2013			—	—
	20,000			20.62	2/5/2014
	18,000			17.23	5/3/2015

(1)
On October 1, 2008, Mr. Kramer was granted an option to purchase 350,000 shares of common stock at an exercise price of $20.00 per share that vests in equal installments on each of April 1, 2009, 2010 and 2011.

(2)
On April 1, 2008, Mr. Kramer received an award of 250,000 shares of restricted stock that vests on April 1, 2011.

(3)
On February 2, 2007, and February 6, 2008, Mr. Kramer received awards of 390 and 935 shares of restricted stock, respectively, under our Outside Director Stock Award Plan. Such shares vest 1/3 each year over a period of three years.

(4)
On October 1, 2008, Mr. Kramer received an award of 75,000 shares of restricted stock that vests on April 1, 2011.

(5)
On March 31, 2009, Mr. Kramer received an award of 675,000 shares of restricted stock that vests on March 31, 2013.

(6)
On September 1, 2009, Mr. Wetmore received an award of 200,000 shares of restricted stock that vests on September 1, 2013.

(7)
On August 3, 2006, Mr. Alesia received an award of 15,000 shares of restricted stock vesting in equal installments on each of August 2, 2007, August 2, 2008, August 2, 2009, August 2, 2010 and August 2, 2011.

(8)
On May 8, 2008, Mr. Alesia and Mr. Smith each received an award of 25,000 shares of restricted stock that vests on May 8, 2013. Due to his resignation from the company, Mr. Smith's 25,000 shares were forfeited and will not vest.

(9)
On August 6, 2009, Mr. Alesia received an award of 25,000 shares of restricted stock that vests on August 6, 2013.

(10)
Due to his resignation from the company, these shares were forfeited and will not vest.

(11)
The value reflected is based upon the closing price of the common stock of $10.07 on September 30, 2009.

Option Exercises and Stock Vested in Fiscal 2009

        The following table sets forth information with respect to the number of options and shares of restricted stock granted to the named executive officers in previous years that were exercised or vested during the fiscal year ended September 30, 2009, as well as the value of the stock on the exercise or vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ronald J. Kramer	—	—	581(1)	5,789(1)
Chief Executive Officer and
President
Douglas J. Wetmore	—	—	—	—
Executive Vice President and
Chief Financial Officer
Patrick L. Alesia	—	—	3,000(2)	28,920(2)
Chief Administrative Officer,
Vice President, Treasurer,
Secretary and Former Chief
Financial Officer
Franklin H. Smith	—	—	10,000(3)	96,400(3)
Former Executive Vice
President

(1)
Represents the value of shares of restricted stock vested in fiscal 2009 with respect to previous grants under the Outside Director Stock Award Plan prior to Mr. Kramer becoming our Chief Executive Officer.

(2)
On August 3, 2006, Mr. Alesia received an award of 15,000 shares of restricted stock, vesting in equal installments on each of August 2, 2007, August 2, 2008, August 2, 2009, August 2, 2010 and

  August 2, 2011. The value reflected is based upon the closing price of the common stock of $9.64 on July 31, 2009, the last trading day prior to vesting.

(3)
On August 3, 2006, Mr. Smith received an award of 50,000 shares of restricted stock vesting in equal installments on each of August 2, 2007, August 2, 2008, August 2, 2009, August 2, 2010 and August 2, 2011. Due to his resignation from the company, the 20,000 shares that were to vest on August 2, 2010 and August 2, 2011 were forfeited and will not vest. The value reflected is based upon the closing price of the common stock of $9.64 on July 31, 2009, the last trading day prior to vesting.

Pension Benefits at Fiscal 2009 Year-End

        The following table provides an estimate of the present value of the stream of payments to which our named executive officers would have been entitled as of September 30, 2009 under our Supplemental Executive Retirement Plan.

Name	Plan Name	Number Of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Patrick L. Alesia	Supplement	30	1,846,000	—
Chief Administrative Officer,	Executive Retirement
Vice President, Treasurer,	Plan
Secretary, and Former Chief
Financial Officer

(1)
Consists of the number of years of service credited to the executive officers as of September 30, 2009 for the purpose of determining benefit service under the applicable pension plan. Constitutes the maximum number of years of service that may be credited under the SERP, which Mr. Alesia has attained.

(2)
The present value of accumulated benefits as of September 30, 2009 was calculated using a 5.00% discount rate and the 1996 U.S. Annuity 2000 Male Mortality table as required under the SERP.

Potential Payments Upon Termination or Change in Control

        As described above under the section entitled "Compensation Discussion and Analysis—Employment Agreements," we have entered into an employment agreements with Ronald J. Kramer, our Chief Executive Officer, and with Douglas J. Wetmore, our Executive Vice President and Chief Financial Officer and severance agreements with Patrick L. Alesia, our Chief Administrative Officer, Vice President, Treasurer and Secretary and former Chief Financial Officer and with Franklin H. Smith, our Executive Vice President. These agreements provide for certain post-employment severance benefits in the event of employment termination under certain circumstances.

        As described above, Mr. Smith's employment with the company terminated due to his resignation on October 9, 2009. Accordingly, he is no longer entitled to receive any severance or other benefits under his severance agreement. For a description of the payments and benefits Mr. Smith was entitled to receive upon his resignation, please see above under "Employment Agreements."

        The following tables provide estimates of the potential severance and other post-termination benefits that Mr. Kramer, Mr. Wetmore and Mr. Alesia would be entitled to receive assuming their respective employment was terminated as of September 30, 2009 for the reason set forth in each of the columns.

Benefit	Termination Due to Death	Termination Due to Disability	Resignation for Good Reason or Termination by Company Without Cause Prior to a Change in Control	Resignation for Good Reason or Termination by Company Without Cause After a Change in Control
Ronald J. Kramer
Salary(1)	—	$800,000	$2,400,000	$2,400,000
Bonus(2)	—	$1,481,000	$4,443,000	$4,443,000
Accelerated Option Vesting(3)	—	—	—	—
Accelerated Restricted Stock Vesting(4)	$10,581,086	$10,581,086	$10,581,086	$10,581,086
Value of health benefits provided after termination(5)	$37,266	$37,266	$37,266	$37,266
Tax Gross-Up	—	—	—	$5,655,617	(6)
Totals	$10,618,352	$12,899,352	$17,461,352	$23,116,969

(1)
The base salary component of any severance due to Mr. Kramer upon termination of employment will be paid in 12 equal monthly installments, unless Mr. Kramer's assumed termination date occurs after a Change in Control, in which case this payment will be made in lump sum.

(2)
The value set forth herein is calculated based on the highest bonus paid to Mr. Kramer over the three year period prior to the assumed termination date. If Mr. Kramer's $3,000,000 bonus awarded after September 30, 2009 were used in the calculation, the bonus component amount that Mr. Kramer would be entitled to in the event of a Resignation for Good Reason or Termination by Company Without Cause Prior to or After a Change in Control would be $9,000,000 and the bonus component amount that Mr. Kramer would be entitled to in the event of a Termination Due to Disability would be $3,000,000. The bonus component of any severance due to Mr. Kramer upon termination of employment will be paid in 12 equal monthly installments, unless Mr. Kramer's assumed termination date occurs after a Change in Control, in which case this payment will be made in lump sum.

(3)
Although Mr. Kramer would receive full vesting on his unvested option grant upon any of the terminations listed above, the strike price of the option was set a premium to market value on the date of grant and exceeds closing value of the Company's common stock as of the end of the fiscal year. Accordingly, the accelerated vesting has no intrinsic value.

(4)
Assumes full acceleration of any underlying unvested restricted stock and calculated based on a value of $10.07 per share, the closing value of the Company's common stock as of the end of the fiscal year.

(5)
The value of such benefits are determined based on the estimated cost of providing health benefits to Mr. Kramer and his eligible dependents for 18 months after Mr. Kramer's termination of employment.

(6)
If Mr. Kramer's benefits and payments upon a change in control are no more than 10% greater than the threshold under which no such excise tax would be payable under section 280G of the Code, then Mr. Kramer's benefits and payments would be subject to cutback to eliminate any excise tax payable under section 280G of the Code. If Mr. Kramer's benefits and payments upon a change in control exceeds by more than 10% the threshold under which no such excise tax would be payable under section 280G of the Code, Mr. Kramer's benefits would be grossed-up for any excise tax payable thereunder. Moreover, Mr. Kramer's entitlement to any gross-up payments is not perpetual but instead will expire on the fourth anniversary of his commencement of employment as the company's chief executive officer. Accordingly, he will no longer be entitled to a gross-up if a change in control occurs after April 1, 2012.

Benefit	Termination Due to Disability		Resignation for Good Reason or Termination by Company Without Cause Prior to a Change in Control		Resignation for Good Reason or Termination by Company Without Cause After a Change in Control
Douglas J. Wetmore
Salary	$250,000	(1)	$750,000	(2)	$1,250,000	(3)
Bonus	—		$375,000	(4)	$937,500	(5)
Accelerated Restricted Stock Vesting	$41,383	(6)	$2,014,000	(7)	$2,014,000	(7)
Value of health benefits provided after termination	$12,990		$33,680	(9)	$49,963	(10)
Modified 280G Cutback	—		—		—	(11)
Totals	$304,373		$3,172,680		$4,251,463

(1)
The base salary component of severance due to Mr. Wetmore upon termination of employment due to disability will generally be paid in 6 equal monthly installments.

(2)
The base salary component of severance due to Mr. Wetmore upon such termination of employment will be paid in 18 equal monthly installments.

(3)
The severance attributable to salary as set forth herein is payable in lump sum.

(4)
Upon such termination, Mr. Wetmore will receive a lump sum payment of the bonus he would otherwise have been paid for the year in which the assumed termination date occurs. This amount will be paid in lump sum at the time that such bonuses are paid to other employees.

(5)
The value set forth herein is calculated based on the average of the three bonuses Mr. Wetmore received in the three years prior to his assumed termination date (but using his target bonus until a performance bonus is paid). This payment will be made in lump sum.

(6)
Upon a termination due to disability, Mr. Wetmore will receive accelerated vesting of his award in a ratio equal to the number of days worked by Mr. Wetmore through his assumed termination date (September 30, 2009) over 1460.

(7)
Assumes full acceleration of any underlying unvested restricted stock and calculated based on a value of $10.07 per share, the closing value of the Company's common stock as of the end of the fiscal year.

(8)
The value of these benefits are determined based on the estimated cost of providing health benefits to Mr. Wetmore and his eligible dependents for six months following his termination of employment.

(9)
The value of these benefits are determined based on the estimated cost of providing health benefits to Mr. Wetmore and his eligible dependents for eighteen months following his termination of employment.

(10)
Mr. Wetmore is eligible to receive continuation coverage until the earlier of the end of the calendar year following the second year after termination of employment or until he commences employment with another employer. The company will continue to provide the employer portion, which the company would generally pay to similarly situated employees until the end of such period.

(11)
Mr. Wetmore's benefits and payments are subject to a modified cutback to eliminate any excise tax payable under section 280G of the Code if the net-after tax amount (taking into account all applicable taxes payable by Mr. Wetmore) that Mr. Wetmore would receive with respect to such payments or benefits does not exceed the net-after tax amount Mr. Wetmore would receive if the amount of such payment and benefits were reduced to the maximum amount which could otherwise be payable to Wetmore without the imposition of the excise tax. In respect of a termination occurring as of September 20, 2009, Mr. Wetmore receives a greater benefit by paying the excise tax. Accordingly, no cut-back would be imposed.

Benefit	Termination Due to Disability or Death		Resignation for Good Reason Prior to a Change in Control	Termination by Company Without Cause Prior to a Change in Control		Resignation for Good Reason or Termination by Company Without Cause After a Change in Control
Patrick L. Alesia
Salary(1)	—		—	—		$1,087,500
Bonus(2)	—		—	—		$537,500
Accelerated Restricted Stock Vesting	$251,750	(3)	—	$60,420	(4)	$563,920	(5)
Value of accelerated SERP Payment(6)	—		—	—		—
Value of health benefits provided after termination(7)	—		—	—		$37,408
280G Cutback	—		—	—		—	(8)
Totals	$251,750		$0	$60,420		$2,226,328

(1)
The severance attributable to salary as set forth herein is payable in lump sum.

(2)
The lump sum value set forth herein is calculated by multiplying the average of the three highest bonuses Mr. Alesia received in the ten years prior to the assumed termination date by 2.50. If Mr. Alesia's $217,000 bonus awarded after September 30, 2009 were used in the calculation, the bonus component amount that Mr. Alesia would be entitled to in the event of a Resignation for Good Reason or Termination by Company Without Cause Prior to or After a Change in Control would be $580,833.

(3)
Only the restricted stock award granted to Mr. Alesia on May 8, 2008, provides for accelerated vesting due to death or disability.

(4)
Assumes full acceleration of the restricted stock grant Mr. Alesia received on August 3, 2006. The restricted stock awards granted to Mr. Alesia on May 8, 2008 and August 9, 2009 do not provide for acceleration upon a termination without cause prior to a change in control.

(5)
Assumes full acceleration of any underlying unvested restricted stock and calculated based on a value of $10.07 per share, the closing value of the Company's common stock as of the end of the fiscal year.

(6)
Mr. Alesia is fully vested in his SERP benefit would not receive any increase in his current SERP benefits (as set forth above) upon any termination of employment. Please see the Pension Benefit table above for amount of SERP benefit payable to Mr. Alesia.

(7)
The value of these benefits are determined based on the estimated cost of providing health benefits to Mr. Alesia and his eligible dependents until the end of the calendar year following the second year termination of employment.

(8)
Mr. Alesia's benefits and payments upon a change in control are subject to cutback to eliminate any excise tax payable under section 280G of the Code. As Mr. Alesia's benefits and payments do not exceed the threshold under section 280G of the Code, no cutback is imposed.

Directors' Compensation

        The table below summarizes the compensation paid by the company to non-employee directors for the fiscal year ended September 30, 2009.

Fiscal 2009 Directors' Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)		Total ($)
Henry A. Alpert	54,500	10,000	—	—		64,500
Bertrand M. Bell	45,250	10,000	—	—		55,250
Harvey R. Blau	—	—	—	650,000	(3)	650,000	(3)
Gerald J. Cardinale	31,000	10,000	—	—		41,000
Blaine V. Fogg	34,750	10,000	—	—		44,750
Bradley J. Gross	33,250	10,000	—	—		43,250
Rear Admiral Robert G. Harrison	44,500	10,000	—	—		54,500
Rear Admiral Clarence A. Hill, Jr.	46,750	10,000	—	—		56,750
General Donald J. Kutyna	33,250	10,000	—	—		43,250
James A. Mitarotonda	33,250	10,000	—	—		43,250
Martin S. Sussman	53,000	10,000	—	—		63,000
William H. Waldorf	44,000	10,000	—	—		54,000
Joseph J. Whalen	45,500	10,000	—	—		55,500

(1)
Directors who are not our employees receive an annual fee of $25,000 and a fee of $1,500 for each Board of Directors meeting attended. Audit Committee members receive $2,500 for each committee meeting attended and members of each other committee receive $1,500 for each committee meeting attended. For any such meetings that are held telephonically and last less than thirty minutes, the fee is reduced to $750. Our lead independent director receives an additional $7,500 per annum. The fees paid to our non-employee directors were established by the Board after consultation with a compensation consultant.

(2)
Under our Outside Director Stock Award Plan, each non-employee director receives, at the time of the annual meeting of stockholders each year, shares of our common stock having a market value of $10,000, which shares vest over a period of three years in equal annual installments subject to full vesting upon retirement. The aggregate amount of stock awarded to each non-employee director outstanding and unvested as of September 30, 2009 was as follows: Mr. Alpert—1815; Mr. Bell—1815; Mr. Cardinale—1061; Mr. Fogg—1815; Mr. Gross—1061; Rear Admiral Harrison—1815; Rear Admiral Hill—1815; General Kutyna—1815; James A. Mitarotonda- 1685; Mr. Sussman—1815; Mr. Waldorf—1815; Mr. Whalen—1815.

(3)
Amount payable to Mr. Blau pursuant to the consulting arrangement following his retirement as our chief executive officer contained in his employment agreement.

 AUDIT COMMITTEE REPORT

        As required by its written charter, which sets forth its responsibilities and duties, the Audit Committee reviewed and discussed our audited financial statements as of and for the year ended September 30, 2009 with management.

        The Audit Committee reviewed and discussed with representatives of Grant Thornton LLP, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 114 (Codification of Statements on Auditing Standards, AU §380), which supersedes Statement on Auditing Standards No. 61. The Audit Committee has also received and reviewed the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the PCAOB regarding Grant Thornton LLP's communications with the Audit Committee concerning independence, and has discussed with Grant Thornton LLP its independence.

        Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in our Annual Report on Form 10-K for the year ended September 30, 2009 for filing with the Securities and Exchange Commission.

        The Audit Committee has also reviewed and discussed the fees paid to Grant Thornton LLP during the last fiscal year for audit and non-audit services, which are set forth below under "Audit and Related Fees" and has considered whether the provision of the non-audit services is compatible with maintaining Grant Thornton LLP's independence and concluded that it is.

The Audit Committee
William H. Waldorf (Chairman) Henry A. Alpert Martin S. Sussman Joseph J. Whalen

 PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Our audit committee has selected Grant Thornton LLP to serve as its independent registered public accounting firm for the fiscal year ending September 30, 2010. Grant Thornton LLP acted as our independent registered public accounting firm for the fiscal year ended September 30, 2009. A representative of Grant Thornton LLP plans to be present at the Annual Meeting with the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.

AUDIT AND RELATED FEES

Audit Fees

        We were billed by Grant Thornton LLP the aggregate amount of approximately $2,209,000 in respect of fiscal 2009 and $3,340,000 in respect of fiscal 2008 for fees for professional services rendered for the audit of our annual financial statements and internal controls in compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and review of our financial statements included in our Forms 10-Q and other Registration Statement filings with the SEC.

Audit-Related Fees

        We were billed by Grant Thornton LLP the aggregate amount of $204,000 in respect of fiscal 2009 and $1,452,000 in respect of fiscal 2008 for assurance and related services that are reasonably related to the performance of separate audits of financial statements of certain of our subsidiary entities pertaining to our credit facilities and the audit or review of our financial statements in connection with business acquisition and divestiture activities.

Tax Fees

        We were billed by Grant Thornton LLP the aggregate amount of approximately $30,000 in respect of fiscal 2009 and $3,000 in respect of fiscal 2008 for tax compliance, tax advice and tax planning.

All Other Fees

        We were not billed by Grant Thornton LLP for any other services in fiscal 2009 and 2008 not described in the preceding paragraphs.

        Our Audit Committee has determined that the services provided by Grant Thornton LLP are compatible with maintaining the independence of Grant Thornton LLP as our independent registered public accounting firm.

Pre-Approval Policy

        Our Audit Committee has adopted a statement of principles with respect to the pre-approval of services provided by the independent registered public accounting firm. In accordance with the statement of principles, the Audit Committee determined that all non-prohibited services to be provided by the independent registered public accounting firm are to be approved in advance pursuant to a proposal from such independent registered public accounting firm and a request by management for approval.

        The Audit Committee has elected to submit its selection of Grant Thornton LLP as our independent registered public accounting firm to the stockholders as a matter of good corporate governance. In the event the stockholders do not ratify such selection, the Audit Committee will evaluate what will be in the best interest of the company and its stockholders and will consider whether to select a new independent registered public accounting firm.

        The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote on the item will be required for approval.

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

 FINANCIAL STATEMENTS

        A copy of our Annual Report to Stockholders, including financial statements, for the fiscal year ended September 30, 2009 has been provided to all stockholders as of the Record Date. Stockholders are referred to the report for financial and other information about us, but such report is not incorporated in this proxy statement and is not a part of the proxy soliciting material.

MISCELLANEOUS INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act, as amended, requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities ("Reporting Persons") to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. These Reporting Persons are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file with the SEC and The New York Stock Exchange. Based solely upon our review of the copies of the forms we have received, we believe that all Reporting Persons complied on a timely basis with all filing requirements applicable to them with respect to transactions during fiscal 2009.

Matters to be Considered at the Meeting

        The Board of Directors does not intend to present to the meeting any matters not referred to in the form of proxy. If any proposal not set forth in this Proxy Statement should be presented for action at the meeting, and is a matter which should come before the meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

Cost of Solicitation

        The cost of soliciting proxies in the accompanying form, which we estimate to be $70,000, will be paid by us. In addition to solicitations by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to their principals, and we may reimburse them for their expenses in so doing. To the extent necessary in order to assure sufficient representation, our officers and regular employees may request the return of proxies personally, by telephone or telegram. The extent to which this will be necessary depends entirely upon how promptly proxies are received, and stockholders are urged to submit their proxies without delay.

Deadline for Submission of Stockholder Proposals for the 2011 Annual Meeting

        Proposals of stockholders intended to be presented at the 2011 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 must be received at our principal office not later than August 23, 2010 to be included in the proxy statement for that meeting.

        In addition, our by-laws require that we be given advance notice of stockholder nominations for election to the Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders. The required notice must be delivered to the Secretary of the company at our principal offices not less than 90 days and not more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. These requirements are separate from and in addition to the SEC requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement.

        Pursuant to our by-laws, if notice of any stockholder proposal is received after November 6, 2010, then the notice will be considered untimely and we are not required to present such proposal at the 2011 Annual Meeting. If the Board of Directors chooses to present a proposal submitted after November 6, 2010 at the 2011 Annual Meeting, then the persons named in proxies solicited by the Board of Directors for the 2011 Annual Meeting may exercise discretionary voting power with respect to such proposal.

        We will provide without charge to any stockholder as of the record date copies of our Annual Report on Form 10-K, Corporate Governance Guidelines, Code of Ethics, Code of Business Ethics and charters of any committee of the Board of Directors upon written request delivered to Patrick L. Alesia, Secretary, at our offices at 712 Fifth Avenue, 18th Floor, New York, New York 10019. These materials may also be found on our website at www.griffoncorp.com.

                      By Order of the Board of Directors,

                      PATRICK L. ALESIA
                      Secretary

Dated: December 18, 2009
New York, New York

0 14475 GRIFFON CORPORATION PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS February 4, 2010 As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card. The undersigned hereby appoints RONALD J. KRAMER and PATRICK L. ALESIA, or either of them, attorneys and Proxies with full power of substitution in each of them, in the name and stead of the undersigned to vote as Proxy all the stock of the undersigned in GRIFFON CORPORATION, a Delaware corporation, at the Annual Meeting of Stockholders scheduled to be held on February 4, 2010 and any adjournments thereof. THE SHARES REPRESENTED HEREBY SHALL BE VOTED BY PROXIES, OR EITHER OF THEM, AS SPECIFIED AND, IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE PROPOSALS SET FORTH. (Continued and to be signed on the reverse side.)

Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. The Board of Directors recommends a vote FOR the election of directors. 1. ELECTION OF THE FOLLOWING NOMINEES: O Henry A. Alpert O Blaine V. Fogg O William H. Waldorf O Joseph J. Whalen The Board of Directors recommends a vote FOR the approval of the ratification of the selection by our audit committee of Grant Thornton LLP. 2. Ratification of the selection by our audit committee of Grant Thornton LLP to serve as our independent registered public accounting firm for fiscal 2010. 3. Upon such other business as may properly come before the meeting or any adjournment thereof. PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 NOMINEES: ANNUAL MEETING OF SHAREHOLDERS OF GRIFFON CORPORATION February 4, 2010 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 20403000000000000000 1 020410 COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report on Form 10-K are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=03170

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IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD FEBRUARY 4, 2010
ABOUT THE MEETING
PROPOSAL 1 — ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
STOCK OWNERSHIP
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
Summary Compensation Table
Grants of Plan-Based Awards-Fiscal 2009
Outstanding Equity Awards at Fiscal 2009 Year-End
Option Exercises and Stock Vested in Fiscal 2009
Pension Benefits at Fiscal 2009 Year-End
Fiscal 2009 Directors' Compensation
AUDIT COMMITTEE REPORT
PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT AND RELATED FEES
FINANCIAL STATEMENTS
MISCELLANEOUS INFORMATION